Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT AGREEMENT dated this 27th day of December, 2010 between Titan Pharmaceuticals, Inc. (the “Company”) and Marc Rubin (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 16, 2009 (as amended by agreements dated February 17, 2010 and June 15, 2010, the “Agreement”); and

WHEREAS, the compensation provision of the Agreement will expire by its terms on December 31, 2010 and the Company and Executive wish to amend and extend the Agreement to provide for uninterrupted service by the Executive

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

1. Effective Date. The effective date of this Amendment Agreement (the “Effective Date”) is January 1, 2011.

2. Compensation. The first sentence of Section 2(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“During the period commencing on the Effective Date through December 31, 2011 (the “Trigger Date”), you will be entitled to salary at the rate of $210,000 per annum.”

3. Miscellaneous. Except as expressly amended by this Amendment Agreement, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Eurelio Cavalier
Name: Eurelio Cavalier
Title: Chairman of the Compensation Committee

EXECUTIVE

/s/ Marc Rubin
Name: Marc Rubin